Exhibit 15.1

Deloitte LLP Bay Adelaide East 8 Adelaide Street West, Suite 200 Toronto ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-213263 and No. 333-167860 on Form F-3 of our reports dated March 13, 2018, relating to the consolidated financial statements of Brookfield Infrastructure Partners L.P., and the effectiveness of Brookfield Infrastructure Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Brookfield Infrastructure Partners L.P. for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

March 13, 2018